Exhibit 8.1
SIGNIFICANT SUBSIDIARIES OF HARMONY GOLD MINING COMPANY LIMITED

NAME OF SUBSIDIARY	PERCENTAGE HELD	COUNTRY OF INCORPORATION
ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited	100%	South Africa

ARMgold/Harmony Joint Investment Company (Proprietary) Limited	100%	South Africa

Avgold Limited	100%	South Africa

Evander Gold Mines Limited	100%	South Africa

Harmony Gold Australia (Proprietary) Limited	100%	Australia

Kalahari Goldridge Mining Company Limited	100%	South Africa

Randfontein Estates Limited	100%	South Africa